Exhibit 10.34

COLDWATER, MICHIGAN EUCLID, OHIO LEWISTON, MAINE	NASHUA, NEW HAMPSHIRE GORHAM, MAINE HAMBURG, GERMANY

January 15, 2026

Derek Fox

C/O Elmet Technologies LLC

1560 Lisbon St.

Lewiston, Maine 04240

Re:	Conversion of UARs to SARs

Dear Derek:

This letter agreement pertains to the Unit Appreciation Rights (each, a “UAR”) previously granted to you by Elmet Technologies LLC (“Tech”).

1.	Conversion of Unit Appreciation Rights.

You were previously awarded (your “UAR Award”) UARs covering membership units (each, a “Unit”) of Tech pursuant to its 2016 Unit Appreciation Rights Plan (the “UAR Plan”).

On January 2, 2026, Tech was reorganized (the “Reorganization”) pursuant to that certain contribution agreement, dated as of January 2, 2026, by and among (i) certain members of Tech, (ii) certain members of Microwave Techniques LLC, a Maine limited liability company, (iii) certain stockholders of Anania & Associates, a Maine corporation, Anania & Associates Investment Co. LLC and (iv) The Elmet Group Co. (the “Company”).

Section 7 of the UAR Plan provides that in the event of certain changes to Tech’s capitalization, including the Reorganization, appropriate adjustments shall be made to the number and kind of Units and the exercise price of outstanding awards.

Accordingly, in order to effectuate the adjustment to your UARs that is necessary pursuant to the UAR Plan due to the Reorganization, the Company assumed the UAR Plan (after such assumption, the “Plan”) and you are being given this Stock Appreciation Rights Conversion Agreement (this “Agreement”), which supersedes and replaces your UAR Award by replacing your UARs covering Tech equity with Stock Appreciation Rights (“SARs”) covering a proportionate number of shares of common stock in the Company (“Shares”).

This and the Plan, as it may be further amended and restated from time to time, shall govern your participation in the Plan and the Company and You agree as set forth below. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

Subject to the terms and conditions set forth herein and in the Plan, the Company hereby converts your UARs pursuant to Section 7 of the Plan to a number of Stock Appreciation Rights and at a Base Price as stated below. The Company reserves all rights with respect to the granting of additional Stock Appreciation Rights and makes no implied promise to grant additional Stock Appreciation Rights. As of the date hereof, You shall cease to hold UARs in Tech and shall hold SARs in the Company. The details of your SAR award are as follows:

Grant Date:	April 1, 2022
Total Base Price:	$282,482
Base Price per SAR:	$0.91
Total Number of Shares Subject to this SAR:	310,420
Term/Expiration Date:	December 31, 2027

Vesting Schedule:

COLDWATER, MICHIGAN EUCLID, OHIO LEWISTON, MAINE	NASHUA, NEW HAMPSHIRE GORHAM, MAINE HAMBURG, GERMANY

A.	Performance Vested SARs.

If the Company enters into a definitive agreement by December 31, 2027, to sell (as defined in the Plan) the Company or substantially all of its assets for a purchase price in excess of Fifteen Million Five Hundred Thousand Dollars ($15,500,000), and at such time you remain an employee of the Company, 310,420 Class A SARs shall vest.

2.	Payment.

Subject to the terms of the Plan, upon your death or upon the occurrence of a Payment Event, the Company will make cash or equity payments for vested SARs pursuant to the payment schedule specified in the Plan. The Company may, in its sole discretion, offer you Shares in lieu of all or part of any cash payment that you are entitled to receive under this letter.

A.	Payment Event Relating to a Merger.

Prior to any Payment Event resulting from a merger or other business combination the Committee, in its sole discretion, shall make a determination with regard to outstanding SARs and may provide that after the effective date of such event: (1) any outstanding SARs shall remain outstanding and, provided however that all references to “Company” in the Plan and this letter agreement shall be deemed to refer to the new business entity; or (2) any Participant with outstanding vested SARs shall receive a number of units of securities of, or interests in, the business entity resulting from such Payment Event equal to the quotient obtained by dividing (i) the cash payment that the Participant would receive by (ii) the fair market value of each unit of rights or securities of, or interest in, the resulting business entity; or (3) each Participant shall immediately be entitled to Cash Payments as of the effective date of the Payment Event, regardless of whether the Participant is employed by the new business entity.

B.	Payment upon Death or Sale.

(a) Payment on Death. In the event of the death of a Participant, whether or not the Participant is an employee at the time of death, the Company shall make cash payments pursuant to the Plan with respect to vested SARs within 75 days of the appointment of a personal representative. In order to satisfy this obligation, the Company may in its discretion obtain a life insurance policy on you. You agree to cooperate with the Company in any request to obtain life insurance, including submitting to a medical exam if requested.

(b) Payment Event. Upon the occurrence of a Payment Event resulting from a sale (as defined in the Plan) the Company shall make a payment pursuant to the Plan. Such payment or distribution shall be made within 75 days of the closing date of the Payment Event. In the event the definitive agreement to sell the Company provides for the deferred payment of some or all of the Purchase Price, the Company and you agree that the any deferred payment amounts owed to you will be subject to the same terms and conditions applicable to the Members of the Company and such payments will be paid to you if, and to the extent, actually received by the Members of the Company. Such payment is intended to comply with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A).

3.	Subordination.

By your signature below you confirm that the SARs converted by this letter, and the rights to payment under those SARs, are and shall be fully subordinate to all indebtedness of the Company (the “Senior Debt”) to banks, certain other lenders and general creditors of the Company as further described in the Plan. No payment on account of any SAR shall be made unless full payment of amounts then due with respect to Senior Debt has been made or provided for, as further described in the Plan. SARs and obligations to make payments under SARs may also be subject to the terms and conditions of additional subordination at the request of an institutional lender that lends or provides a line of credit to the Company. At the Company’s request from time to time, you may be asked to execute an instrument reconfirming this subordination, and all of your vested or unvested SARs may terminate if you fail to execute such instrument.

COLDWATER, MICHIGAN EUCLID, OHIO LEWISTON, MAINE	NASHUA, NEW HAMPSHIRE GORHAM, MAINE HAMBURG, GERMANY

4.	Qualifications.

The SARs are subject to all laws, regulations and orders of any governmental authority that may be applicable thereto and, notwithstanding any of the provisions of this letter, you agree that the Company will not be obligated to make any payments with respect to these SARs if such payment would constitute a violation of any such law, regulation or order or any provision thereof. You also agree that, notwithstanding any other provision of the Plan or this letter, the Company will have no obligation to make any payment with respect to any SAR if such payment or requirement would subject any officer, employee, or director of the Company to any personal liability.

5.	Tax Withholding.

The Company may withhold all or any portion of any payment to be made under the Plan or of any other payment that the Company is to make to you, whether in cash or otherwise, or whether under the Plan or otherwise, for applicable federal, state, local, income and/or employment taxes or in satisfaction of any other withholding obligation imposed on the Company by law or regulation with respect to payments made under the Plan. You acknowledge and agree that (i) the Company is under no obligation to structure the terms of the SARs or any aspect of the SARs to reduce or eliminate your liability for taxes or to achieve a particular tax result and (ii) that neither the Company, nor any subsidiary, officer, director, advisor, or agent thereof shall have any liability to you or your successors or assigns in the event that the UARs or SARs fail to achieve their intended characterization under the tax, securities, or other applicable laws and regulations.

6.	Ownership.

The SARs and any interests therein may not be sold, assigned or otherwise transferred, in whole or in part, whether by your action, by operation of law or otherwise, except by will or the laws of descent and distribution.

No person shall, by virtue of the granting of these SARs to you, be deemed to be a Stockholder or to be entitled to any of the rights or privileges of a Stockholder.

7.	Confidentiality Agreement.

You covenant and agree that during your employment with the Company and at any time thereafter, you shall not directly or indirectly disclose for any reason to any person, firm, corporation, partnership, association or other entity any of the Confidential Information, nor use the Confidential Information in any way, except as required in the course of your employment with the Company. “Confidential Information” includes but is not limited to all information relating to the Company’s proprietary information, including but not limited to, lists of current and prospective clients whether prepared by the Company or otherwise and, all files, programs, software, records, documents and similar items, all proprietary processes, pricing, financial or other information, future plans, developments and the like. All Confidential Information shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, or except in your authorized capacity as an employee of the Company. You recognize and acknowledge that the Confidential Information is valuable, special and unique to the Company. In the event you are subject to a more restrictive Confidentiality Agreement with the Company at any time the terms of the more restrictive agreement shall govern.

COLDWATER, MICHIGAN EUCLID, OHIO LEWISTON, MAINE	NASHUA, NEW HAMPSHIRE GORHAM, MAINE HAMBURG, GERMANY

8.	Non-Competition.

You acknowledge that the services you will rendered are of a special and unusual character with a unique value to the Company. In exchange for the SARs and other benefits set forth herein, you reaffirm, covenant and agree that for a period of 2 years after you cease to be employed by the Company you will not compete with the Company or any affiliate of the Company, solicit the Company’s customers or the customers of an affiliate or directly or indirectly solicit for employment any of the Company’s employees. For purposes of this Paragraph:

i.	the term “compete” means engaging in the sale or service of refractory metals and products made therefrom in any manner whatsoever (other than as a passive investor), including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee, consultant, independent contractor, or otherwise, within the United States of America. You agree that the Company sells its products throughout the United States and that the geographic scope set forth is reasonable.

ii.	the term “customers” means all persons to whom the Company or any of its affiliates has sold any product or service whether or not for compensation within a period of 5 years prior to the date of your termination of employment.

You agree that if you are subject to a more restrictive Non-Competition Agreement at any time during your employment with the Company the terms of the more restrictive Non-Competition Agreement shall govern.

9.	Reasonableness of Restrictions.

a.	You have carefully read and considered the provisions of Paragraphs 7 and 8, and, having done so, agree that the restrictions set forth in these Paragraphs are fair and reasonable and are reasonably required for the protection of the interests of the Company and its parent or subsidiary corporations, officers, directors, shareholders, and other employees.

b.	In the event that, notwithstanding the foregoing, any of the provisions of Paragraphs 7 and 8 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Paragraphs 7 or 8 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

10.	Remedies for Breach of Your Covenants of Non-Disclosure and Non-Competition. In the event of a breach or threatened breach of any of the covenants in Paragraphs 7 and 8, the Company shall have the right to seek monetary damages for any past breach and equitable relief, including specific performance by means of an injunction against you or against your partners, agents, representatives, servants, employees, family members and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain any such breach.

These covenants of confidentiality and non-competition shall be construed as independent of any other provision in this letter, and the existence of any claim or cause of action by you against the Company (whether predicated on this letter or otherwise) shall not constitute a defense to the enforcement by the Company of this covenant. In the event that your employment terminates for any reason, these covenants shall remain in full force and effect as independent covenants, regardless of any other covenant, term or condition in this letter or any other agreement.

COLDWATER, MICHIGAN EUCLID, OHIO LEWISTON, MAINE	NASHUA, NEW HAMPSHIRE GORHAM, MAINE HAMBURG, GERMANY

11.	General.

(a) Notice. Any notice given to the Company hereunder will be deemed sufficient if addressed to the Company and delivered to the office of the Chief Executive Officer at the Company’s principal office, or such other address as the Company may hereafter designate, or when deposited in the mail, postage prepaid, addressed to the attention of the Chief Executive Officer of the Company at such office or other address. Any notice given to you hereunder will be deemed sufficient if addressed to and delivered in person to you at your address furnished to the Company or when deposited in the mail, postage prepaid, addressed to you at such address.

(b) Amendment. This letter may not be amended, modified, or supplemented, except by an instrument in writing signed by you (or your heirs or estate) and the Company.

(c) Governing Law. The Plan and all actions taken under or with respect to the Plan, the SARs granted by this letter and the covenants contained in this letter shall be governed by, and construed and enforced in accordance with, the substantive laws of Maine without regard to its principles of conflicts of laws.

Very truly yours,

THE ELMET GROUP CO.

By:	/s/ Peter V. Anania
Peter V. Anania
Its:	Chief Executive Officer

Acknowledged and agreed to:

/s/ Derek Fox	Date: January 15, 2026
Derek Fox